Exhibit 3.1.8

ARTICLES OF ORGANIZATION OF CARVANA, LLC

1. The name of the limited liability company is Carvana, LLC.

2. The address of the limited liability company’s known place of business in Arizona is 4020 East Indian School Road, Phoenix, AZ 85018.

3. The name and street address of the statutory agent of the limited liability company is Jon Ehlinger, 4020 East Indian School Road, Phoenix, AZ 85018.

4. Management of the limited liability company is vested in a manager or managers. The name and address of the sole manager of the limited liability company is Jon Ehlinger, 4020 East Indian School Road, Phoenix, AZ 85018. The name and address of the sole member of the limited liability company is DriveTime Car Sales Company, LLC, 4020 East Indian School Road, Phoenix, AZ 85018.

Dated: March 8, 2012	/s/ Jon Ehlinger
Jon Ehlinger Organizer

The undersigned, having been designated to act as statutory agent, hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/ Jon Ehlinger
Jon Ehlinger